PRESS RELEASE: For Immediate Release
ANDRX CORPORATION REPORTS 2005 SECOND QUARTER RESULTS
     FORT LAUDERDALE, FLORIDA, July 28, 2005 — Andrx Corporation (Nasdaq: ADRX) (Andrx or the Company) today announced its financial results for the three and six months ended June 30, 2005 (the 2005 Quarter and 2005 Period, respectively), summarized as follows (in thousands, except per share amounts):

	Three Months Ended
	June 30,		Change
	2005	2004	$	%
Total revenues	$259,069	$290,584	$(31,515)	(10.8%)
Income before income taxes	$12,900	$10,397	$2,503	24.1%
Net income	$7,998	$6,444	$1,554	24.1%
Earnings per share
Basic	$0.11	$0.09	$0.02	22.2%
Diluted	$0.11	$0.09	$0.02	22.2%

	Six Months Ended
	June 30,		Change
	2005	2004	$	%
Total revenues	$536,772	$582,759	$(45,987)	(7.9%)
Income (loss) before income taxes	$(9,107)	$53,396	$(62,503)	(117.1%)
Net income	$43,335	$33,106	$10,229	30.9%
Earnings per share
Basic	$0.59	$0.46	$0.13	28.3%
Diluted	$0.59	$0.45	$0.14	31.1%
Andrx’s total revenues were $259.1 million for the 2005 Quarter, a 10.8% decrease from $290.6 million for the three months ended June 30, 2004 (the 2004 Quarter). The Company’s net income was $8.0 million or $0.11 diluted earnings per share in the 2005 Quarter, a 24.1% increase from $6.4 million or $0.09 diluted earnings per share for the 2004 Quarter.
Total revenues for the 2005 Period were $536.8 million, a 7.9% decrease from $582.8 million for the six-month period ended June 30, 2004 (2004 Period). The Company’s 2005 Period net income was $43.3 million or $0.59 diluted earnings per share, a 30.9% increase from $33.1 million or $0.45 diluted earnings per share for the 2004 Period. The 2005 Period included approximately $40.1 million in charges related to our decision to exit the brand pharmaceutical business and a tax benefit of approximately $49 million related to the completion of the IRS’ audit of our 2003 tax return.

Andrx Chief Executive Officer, Thomas P. Rice, said: “In an increasingly competitive operating environment, Andrx continues to focus on commercializing difficult to formulate products, such as controlled-release and oral contraceptives, as only a few generic companies have the proven ability to successfully develop these products. We continue to expect to launch our generic versions of Biaxin® XL and other products, including additional generic oral contraceptives later this year, as well as Amphastar’s proposed generic version of Lovenox® either later this year or early next year. Our contract brand development efforts with Takeda have generated another $10 million milestone as the development of that brand combination product continues to progress. We also believe that the contributions from our distribution business will continue to increase as a result of our participation in the overall growth of the generic industry resulting from expected new significant industry product launches. Our product offerings will increase from both internal development and our expanded business development efforts, and as the competition in the generic market continues, we expect the synergies and value of our distribution operation to increase. Accordingly, we believe that our ability to develop difficult to replicate products, our profitable distribution company which provides guaranteed market share for ourselves and our collaborative partners’ products and our financial resources, have well positioned us to optimize shareholder value in the generic industry.”
Mr. Rice added, “We continue to strengthen and improve our manufacturing and quality operations, and I am pleased that Dr. Nick Cappuccino, who has 25 years of pharmaceutical experience with such companies as Hoechst-Roussel Pharmaceuticals, Apotex Inc. and Sandoz Inc., joined Andrx Pharmaceuticals in June 2005 as its Executive Vice President and Chief Scientific and Technical Officer. The addition of Nick represents another step in our commitment to strengthen our research and development, manufacturing and quality.”
Significant Developments
•	On July 19, 2005, we first learned that Alza Corporation received a patent with claims covering its Concerta® product. This patent was listed in the FDA’s Electronic Orange Book on July 19, 2005 and was the first time a patent relating to Concerta had been listed in the Orange Book. On July 20, 2005, we filed our Paragraph IV certification with the FDA relating to this patent and notified Alza and related companies of such certification. On July 27, 2005, we learned that the first Paragraph IV certification as to this patent was received by FDA on July 19, 2005. It is our understanding that, when a patent is listed in the Orange Book after an ANDA has been filed, FDA will award the 180-day marketing exclusivity rights to the first ANDA filer that both had its Paragraph IV certification received by FDA, and who has sent a notice letter to the NDA holder and all patentees setting forth the basis for its Paragraph IV certification. We assume that the ANDA filer that was the first to file a Paragraph IV certification with the FDA also likely sent a notice letter to the NDA holder and patentees on that same day; though we have no facts to confirm this. It is also our understanding that, under current law, no 30-month stay of approvals will be imposed as a result of any litigation that results from the listing of this patent in the Orange Book. While we believe that we have an approvable product, as evidenced by the building of pre-launch inventories, our approval may now be subject to the 180-day exclusivity period granted to another ANDA filer. Based on these recent events, we no longer believe that the FDA will approve our generic version of the Concerta product during 2005, as we previously indicated. Consequently, we have re-evaluated the probable future economic benefits related to certain of our pre-launch inventories due to dating and have expensed $4.1 million to cost of goods sold related to our pre-launch inventories.

•	Able Laboratories, Inc., a vendor of our distribution business, initiated a recall of all of their products in the 2005 Quarter. As a result of this recall, we have set-off the payables that would otherwise be owed to Able with respect to such products. On July 18, 2005, Able filed a petition to reorganize under Chapter 11 of the United States Bankruptcy Code. As a result, we may owe amounts to our customers in connection with the recall and will only have an unsecured claim against Able to recover such amounts in the bankruptcy proceeding. We have recorded a $2.6 million charge related to distributed products for the entire estimated amount of this unsecured claim.

•	In the 2005 Quarter, the Company recorded as other current assets and deferred revenue in the June 30, 2005 Unaudited Condensed Consolidated Balance Sheet an additional $11.7 million in upfront amounts from First Horizon with respect to deliveries of Altoprev®, and an additional $10.0 million milestone from Takeda Chemical Industries, Ltd. in connection with our agreement to develop a combination of Actos® and metformin extended release.

•	In May 2005, we and Abbott Laboratories, Inc. entered into an agreed temporary restraining order (TRO) to enjoin us from selling or offering to sell our generic version of Biaxin XL in the United States until a ruling is entered on Abbott’s motion for a preliminary injunction against Andrx or following ten days notice by Andrx, if the court fails to issue a ruling with respect to such hearing by the end of September 2005. We agreed to this TRO so we could more thoroughly prepare for, and thereby obtain what we believe will be a favorable result from, the preliminary injunction hearing. That hearing is presently scheduled for September 6, 2005.

•	On May 2, 2005, we entered into an agreement to obtain certain exclusive marketing rights for both strengths of Amphastar Pharmaceuticals, Inc.’s proposed generic version for Aventis Pharmaceuticals, Inc.’s Lovenox® injectable product. In June 2005, the United States District Court for the Central District of California granted summary judgment in Amphastar’s favor in the patent infringement lawsuit filed by Aventis relating to this ANDA. As a result of this court decision, the 30-month stay of approval of this ANDA imposed by law is no longer in effect, though such decision will not trigger any right Amphastar’s ANDA may have to a 180-day period of exclusivity; assuming Aventis appeals that decision, as they publicly indicated they would. However, approval of Amphastar’s ANDA continues to be delayed by a Citizen Petition and possibly other factors. On July 18, 2005, Amphastar submitted additional comments on Aventis’ Citizen Petition. Our marketing rights generally extend to the U.S. retail pharmacy market, and we will receive up to 50% of the net profits, as defined, generated from such sales. To obtain such rights, we paid $4.5 million upon execution of the agreement and will make an additional $5.5 million payment to Amphastar once certain milestones relating to the product are achieved, including obtaining FDA marketing approval.

•	In May 2005, the FDA completed an inspection of our Davie, Florida facilities and issued a Form 483 – List of Inspectional Observations. In June 2005, we provided FDA with our proposed corrective action plans.

•	As a result of the June 15, 2005, consolidated complaint filed by the City of New York and 26 separate New York counties, Andrx is no longer a defendant in their suits which claim that other pharmaceutical companies overcharged Medicaid for prescription medications. We remain the subject of certain similar suits filed by others.

•	Cash, cash equivalents, and short and long-term investments totaled $345.4 million as of June 30, 2005. Capital expenditures were $4.2 million in the 2005 Quarter and are estimated to be approximately $45 million for calendar 2005.

•	In the 2005 third quarter, we are ceasing the distribution of certain brand products that have provided minimal contribution to profits. Revenues for such products were $6.1 million and $11.4 million in the 2005 Quarter and the 2005 Period, respectively.

RESULTS OF OPERATIONS
Revenues, Cost of Goods Sold and Gross Profit (Loss)

	Three Months Ended
	(in thousands)
	June 30, 2005	June 30, 2004	March 31, 2005
Distributed Products
Revenues	$168,821	$163,327	$179,725
Cost of goods sold	134,569	133,557	146,678
Gross profit	34,252	29,770	33,047
Gross margin	20.3%	18.2%	18.4%

Andrx Products – Generic
Revenues	$78,335	$98,781	$78,548
Cost of goods sold	55,803	69,718	48,823
Gross profit	22,532	29,063	29,725
Gross margin	28.8%	29.4%	37.8%

Andrx Products – Brand
Revenues	$—	$15,962	$13,866
Cost of goods sold	—	6,382	5,194
Gross profit	—	9,580	8,672
Gross margin	—	60.0%	62.5%

Andrx Products — Total
Revenues	$78,335	$114,743	$92,414
Cost of goods sold	55,803	76,100	54,017
Gross profit	22,532	38,643	38,397
Gross margin	28.8%	33.7%	41.5%

TOTAL PRODUCT REVENUES
Revenues	$247,156	$278,070	$272,139
Cost of goods sold	190,372	209,657	200,695
Gross profit	56,784	68,413	71,444
Gross margin	23.0%	24.6%	26.3%

LICENSING AND ROYALTIES
Revenues	$6,748	$12,489	$4,709
Gross margin	100.0%	100.0%	100.0%

OTHER
Revenues	$5,165	$25	$855
Cost of goods sold	9,268	—	459
Gross (loss) profit	(4,103)	25	396
Gross margin (loss)	(79.4)%	100.0%	46.3%

TOTAL REVENUES
Revenues	$259,069	$290,584	$277,703
Cost of goods sold	199,640	209,657	201,154
Gross profit	59,429	80,927	76,549
Gross margin	22.9%	27.8%	27.6%

RESULTS OF OPERATIONS
Revenues, Cost of Goods Sold and Gross Profit (Loss)

	Six Months Ended
	June 30,
	(in thousands)
	2005	2004
Distributed Products
Revenues	$348,546	$336,822
Cost of goods sold	281,247	275,141
Gross profit	67,299	61,681
Gross margin	19.3%	18.3%

Andrx Products – Generic
Revenues	$156,883	$186,220
Cost of goods sold	104,626	114,698
Gross profit	52,257	71,522
Gross margin	33.3%	38.4%

Andrx Products – Brand
Revenues	$13,866	$27,023
Cost of goods sold	5,194	10,069
Gross profit	8,672	16,954
Gross margin	62.5%	62.7%

Andrx Products — Total
Revenues	$170,749	$213,243
Cost of goods sold	109,820	124,767
Gross profit	60,929	88,476
Gross margin	35.7%	41.5%

TOTAL PRODUCT REVENUES
Revenues	$519,295	$550,065
Cost of goods sold	391,067	399,908
Gross profit	128,228	150,157
Gross margin	24.7%	27.3%

LICENSING AND ROYALTIES
Revenues	$11,457	$32,624
Gross margin	100.0%	100.0%

OTHER
Revenues	$6,020	$70
Cost of goods sold	9,727	—
Gross (loss) profit	(3,707)	70
Gross margin (loss)	(61.6)%	100.0%

TOTAL REVENUES
Revenues	$536,772	$582,759
Cost of goods sold	400,794	399,908
Gross profit	135,978	182,851
Gross margin	25.3%	31.4%

Distributed Products
Revenues from distributed products increased by 3.4% to $168.8 million for the 2005 Quarter, compared to $163.3 million for the 2004 Quarter. The increase generally reflects our participation in the distribution of new generic product introductions, primarily due to the launch of generic versions of Neurontin®, Duragesic®, OxyContin® and Ultracet®, partially offset by the overall price declines common to generic products. Net revenues were negatively impacted by a $2.6 million charge for returns related to Able Laboratories, Inc.’s recall of its products, and its subsequent bankruptcy filing. In the 2005 Quarter, revenues from distributed products generated $34.3 million of gross profit with a gross margin of 20.3% compared to $29.8 million of gross profit with a gross margin of 18.2% for the 2004 Quarter. The improvement in the gross margin was primarily attributable to the impact of higher margins related to new product introductions. On a sequential basis, revenues from distributed products decreased $10.9 million, or 6.1%. The decrease generally reflects decreases in revenues related to generic versions of Neurontin, Duragesic and seasonal products, partially offset by new product launches.
Andrx Products
Generic Products
For the 2005 Quarter, revenues from our generic products decreased by 20.7% to $78.3 million, compared to $98.8 million in the 2004 Quarter. Our generic product sales include sales of (i) controlled-release generic products, (ii) immediate-release and niche generic products and (iii) other products, which include our Entex® and Anexsia® product lines, previously reflected in Andrx brand product revenues. There were no new significant product introductions during the 2005 Quarter.

Revenues from our generic controlled-release products were $57.2 million for the 2005 Quarter, compared to $76.5 million in the 2004 Quarter, a decrease of $19.3 million, or 25.3%. The decrease in revenues from controlled-release products primarily resulted from $7.4 million in decreased revenues from our generic version of Cardizem® CD, $6.7 million in decreased revenues from our generic version of Glucotrol XL®, supplied by Pfizer Inc., $3.9 million in decreased revenues from our generic version of OTC Claritin-D® 24, and $3.3 million in decreased revenues from our generic version of Tiazac®.

Revenues from our immediate-release and niche generic products were $18.8 million for the 2005 Quarter, compared to $18.6 million in the 2004 Quarter. The increase was mainly due to an increase in revenues of $3.5 million from products launched in the middle of the 2004 Quarter, primarily the generic version of Paxil® (supplied by Genpharm Inc.), and $734,000 of revenues related to a new product, a generic version of Pletal® (supplied by Genpharm), partially offset by a decrease in revenues from other immediate-release and niche generic products of $4.1 million. The decrease in revenues from other immediate-release and niche generic products primarily resulted from decreases in revenues from our generic versions of Glucophage® of $1.4 million, OTC Claritin RediTabs® of $1.2 million, and Ventolin® (supplied by Armstrong Pharmaceuticals, Inc.) of $1.0 million.

In the 2005 Quarter, our generic products generated $22.5 million of gross profit with a gross margin of 28.8%, compared to $29.1 million of gross profit with a gross margin of 29.4% in the 2004 Quarter. The $6.6 million decrease in gross profit from our generic products for the 2005 Quarter, compared to the 2004 Quarter, resulted primarily from reductions in gross profit from existing generic products of $26.0 million, partially offset by a decrease in other charges to cost of goods sold of $17.8 million, mainly due to impairment charges of $14.5 million and $3.5 million related to our North Carolina facility and our Entex product rights, respectively, in the 2004 Quarter.

In the 2005 Quarter, we recorded charges directly to cost of goods sold of $4.9 million related to write-offs of pre-launch inventories mainly due to $4.3 million in write-offs of our generic version of Concerta, $1.6 million as a result of production related write-offs, and $1.9 million for under-utilization and inefficiencies at our manufacturing facilities. In the 2004 Quarter, we recorded charges directly to cost of goods sold of $4.4 million as a result of production related write-offs, $112,000 related to write-offs of pre-launch inventories, and $3.0 million for under-utilization and inefficiencies at our manufacturing facilities.

We expect to continue to experience charges to cost of goods sold as a result of production related write-offs, under-utilization and inefficiencies at our manufacturing facilities. Many of these charges relate to the expansion of our manufacturing facilities in anticipation of new product launches and other factors, as well as the cost of maintaining the North Carolina facility. In July 2005, we entered into a listing agreement to sell the North Carolina facility.

The decrease in gross margin from our generic products for the 2005 Quarter, compared to the 2004 Quarter, resulted primarily from decreases in pricing on existing products, a decrease in our profit share from Perrigo’s sales of our OTC Claritin products as a result of additional competitors entering the market and increased write-offs of pre-launch inventories of $4.7 million, mainly from our generic version of Concerta, partially offset by the unfavorable impact in the 2004 Quarter from the impairment charges of $14.5 million and $3.5 million related to our North Carolina facility and to our Entex product rights, respectively.
Disposition of Brand Business
On March 28, 2005, we consummated agreements with First Horizon for the sale and licensing of certain rights and assets related to our Fortamet® and Altoprev brand pharmaceutical products, and the manufacturing and supply of these products, at which time we received $50 million related to Fortamet. We are entitled to receive up to $35 million in proceeds for Altoprev, contingent upon meeting certain supply requirements, as defined. Of such amount, $23.3 million was received in April 2005 and the remaining $11.7 million was recorded in June 2005 and is included in other current assets and deferred revenue in the June 30, 2005 Unaudited Condensed Consolidated Balance Sheet. Proceeds we receive for Altoprev are refundable if certain supply requirements, as defined, are not maintained over a specified period.
Licensing and Royalties Revenue
In the 2005 Quarter, we recorded $6.7 million in licensing and royalties revenue, compared to $12.5 million in the 2004 Quarter. In the 2005 Quarter, licensing and royalties revenue primarily resulted from agreements with First Horizon, Kremers Urban Development Company (KUDCo), Ranbaxy Pharmaceuticals Inc., and Mallinckrodt, Inc. related to Fortamet and Altoprev, and generic versions of Prilosec®, Monopril-HCT®, and Anexsia™, respectively. The 2004 Quarter also included licensing and royalties revenue resulting from an agreement with Teva Pharmaceuticals Curacao N.V. and Impax Laboratories, Inc. related to a generic version of Wellbutrin® SR 150mg and Zyban®, which expired in September and November 2004, respectively. Licensing and royalties revenues were as follows:

	Three Months Ended
	June 30,	June 30,
	2005	2004	Change
First Horizon	$2,695	$—	$2,695
KUDCo	1,645	(2,577)	4,222
Mallinckrodt	1,612	682	930
Ranbaxy	647	—	647
Teva/Impax	—	14,289	(14,289)
Other	149	95	54

	$6,748	$12,489	$(5,741)

Other Revenue
In the 2005 Quarter, we recorded $5.2 million in other revenue that included the accretion of the deferred revenue related to the upfront payments received for our Fortamet brand pharmaceutical product, as well as the related Fortamet and Altoprev contract manufacturing revenues associated with the supply of these products to First Horizon. In the 2005 Quarter, we recorded a gross loss associated with other revenue of $4.1 million, mainly as a result of $4.4 million in charges due to manufacturing issues primarily related to Altoprev, as well as $1.5 million in royalties to Sandoz Inc. and amortization of product rights related to Fortamet.
Selling, General and Administrative (SG&A)
SG&A expenses were $39.1 million, or 15.1% of total revenues for the 2005 Quarter, compared to $51.9 million, or 17.8% of total revenues for the 2004 Quarter.

SG&A expenses, excluding the Brand Products Segment, were $36.1 million for the 2005 Quarter, compared to $31.7 million for the 2004 Quarter, an increase of $4.4 million. This increase was primarily attributable to (i) increased corporate overhead of $898,000, mainly due to increased costs associated with the support and maintenance of our JD Edwards Enterprise Resource Planning (ERP) system and (ii) increased distribution SG&A of $3.0 million, primarily due to increased wages and benefits of $2.0 million and increased bad debt expense of $663,000.

In our distribution business, we employed approximately 225 and 220 sales representatives and sales support staff in the 2005 and 2004 Quarters, respectively.

SG&A expenses for our Brand Business Segment were $3.0 million for the 2005 Quarter, compared to $20.2 million for the 2004 Quarter. This decrease of $17.2 million was primarily attributable to the termination of substantially all brand business employees effective May 2005. We will record an additional estimated $500,000 of severance cost in the third quarter of 2005 and may potentially incur additional costs related to leased facilities, which we currently estimate to be approximately $1.0 million.
Research and Development (R&D)
R&D expenses were $9.9 million for the 2005 Quarter, compared to $11.7 million in the 2004 Quarter, a decrease of $1.8 million, or 15.5%. The decrease in R&D spending was attributable to the absence of brand R&D in the 2005 Quarter and a reimbursement of development costs from Takeda of $1.8 million, partially offset by increases in our generic (ANDA) product development program. We submitted three ANDAs in both the 2005 and 2004 Quarters.

Our R&D efforts are currently focused on developing controlled-release generic products, using our proprietary, controlled-release drug delivery technologies, as well as niche and immediate-release generic products, including oral contraceptives. We are also working on the development of a combination product comprised of Actos (pioglitazone), marketed by Takeda, and our extended-release metformin product.
Goodwill Impairment, Litigation Settlements and Other Charges
In the 2004 Quarter, we recorded $7.8 million in litigation settlements and other charges primarily due to settlement costs of $6.0 million related to the KOS Pharmaceuticals, Inc. trademark litigation and $1.6 million related to the Alpharma USPD Inc. breach of contract litigation.

Interest Income
We recorded interest income of $2.4 million in the 2005 Quarter, compared to $693,000 in the 2004 Quarter. The $1.7 million increase in interest income is primarily the result of the higher average level of cash, cash equivalents and investments available-for-sale maintained during the 2005 Quarter compared to the 2004 Quarter, as well as an increase in interest rates.
Income Taxes
For the 2005 and 2004 Quarters, we recorded a provision for income taxes of $4.9 million and $4.0 million, respectively, or 38% of income before income taxes.
10-Q
Andrx’s results will be discussed more extensively in Andrx’s Form 10-Q which will be filed on or about August 4, 2005 with the U.S. Securities and Exchange Commission (SEC). Andrx’s Form 10-Q will be available on the Company’s website at www.andrx.com (Investor Relations/SEC filings).
Webcast
Investors will have the opportunity to listen to management’s discussion of this release in a conference call to be held on July 29, 2005 at 8:00 AM Eastern Time. This call is being webcast and can be accessed at Andrx’s website http://www.andrx.com. The webcast will be available for replay.
About Andrx Corporation
We are a pharmaceutical company that:
•	develops, manufactures and commercializes generic versions of controlled-release, niche and immediate-release pharmaceutical products, including oral contraceptives;

•	distributes pharmaceuticals, primarily generics, which have been commercialized by others, as well as our own, primarily to independent pharmacies, pharmacy chains, pharmacy buying groups and physicians’ offices; and

•	develops and manufactures pharmaceutical products for other pharmaceutical companies, including combination products and controlled-release formulations utilizing our patented technologies and formulation capabilities.
Forward-looking statements (statements which are not historical facts) in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. For this purpose, any statements contained herein or which are otherwise made by or on behalf of Andrx that are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the generality of the foregoing, words such as “may,” “will,” “to,” “plan,” “expect,” “believe,” “anticipate,” “intend,” “could,” “would,” “estimate,” or “continue” or the negative or other variations thereof or comparable terminology are intended to identify forward-looking statements. Investors are cautioned that all forward-looking statements involve risk and uncertainties, including but not limited to, our dependence on a relatively small number of products; licensing revenues; the timing and scope of patents issued to our competitors; the timing and outcome of patent, antitrust and other litigation and future product launches; whether we will be awarded any marketing exclusivity period and, if so, the precise dates thereof; whether other companies will be awarded exclusivity rights that delay the approval or launch of our product, and for how long, including our generic version of Concerta; whether additional inventory write-offs for our generic version of Concerta will be required; government regulation generally; competition; manufacturing capacities, safety issues, output and quality processes; our ability to develop and successfully commercialize new products; the loss of revenues from existing products; development and marketing expenses that may not result in commercially successful products; our inability to obtain, or the high cost of obtaining, licenses for third party technologies; our ability to meet the supply and manufacturing requirements of the First Horizon agreement; the consolidation or loss of customers; our relationship with our suppliers; the success of our joint ventures; difficulties in integrating, and potentially significant charges associated with, acquisitions of technologies, products and businesses; our inability to obtain sufficient supplies and/or active pharmaceuticals from key suppliers; the impact of sales returns and allowances; product liability claims; rising costs and limited availability of product liability and other insurance; recent management changes and the potential loss of senior management and other key personnel; failure to comply with environmental laws; the absence of certainty regarding the receipt of required regulatory approvals or the timing or terms of such approvals; our ability to commercialize all of our pre-launch inventory. Actual results may differ materially from those projected in a forward-looking statement. We are also subject to other risks detailed herein or detailed from time to time in our Annual Report on Form 10-K for the year ended December 31, 2004 or in our other SEC filings. Subsequent written and oral forward-looking statements attributable to us or to persons acting on our behalf are expressly qualified in their entirety by the cautionary statements set forth in our Annual Report on Form 10-K for the year ended December 31, 2004 and in our other SEC filings.
This release and additional information about Andrx Corporation is also available on the Internet at: http://www.andrx.com.

Contacts:	Phone: 954-382-7600
Angelo C. Malahias,
President
or
John M. Hanson,
Senior Vice President &
Chief Financial Officer

Andrx Corporation and Subsidiaries
Unaudited Condensed Consolidated Statements of Income
(in thousands, except share and per share amounts)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2005	2004	2005	2004
Revenues:
Distributed products	$168,821	$163,327	$348,546	$336,822
Andrx products	78,335	114,743	170,749	213,243
Licensing and royalties	6,748	12,489	11,457	32,624
Other	5,165	25	6,020	70

Total revenues	259,069	290,584	536,772	582,759

Cost of goods sold	199,640	209,657	400,794	399,908

Gross profit	59,429	80,927	135,978	182,851

Operating expenses:
Selling, general and administrative	39,087	51,856	101,840	101,664
Research and development	9,928	11,745	21,359	22,503
Goodwill impairment, litigation settlements and other charges	—	7,800	26,316	7,800

Total operating expenses	49,015	71,401	149,515	131,967

Income (loss) from operations	10,414	9,526	(13,537)	50,884
Other income (expense):
Equity in earnings of joint ventures	715	765	1,739	2,267
Interest income	2,355	693	3,961	1,437
Interest expense	(584)	(587)	(1,270)	(1,192)
Income (loss) before income taxes	12,900	10,397	(9,107)	53,396
Provision (benefit) for income taxes	4,902	3,953	(52,442)	20,290

Net income	$7,998	$6,444	$43,335	$33,106

Earnings per share:
Basic	$0.11	$0.09	$0.59	$0.46

Diluted	$0.11	$0.09	$0.59	$0.45

Weighted average shares of common stock outstanding:
Basic	73,224,000	72,714,000	73,119,000	72,630,000

Diluted	73,657,000	73,651,000	73,624,000	73,628,000

Andrx Corporation and Subsidiaries
Unaudited Condensed Consolidated Balance Sheets
(in thousands, except share and per share amounts)

	June 30,	December 31,
	2005	2004
ASSETS
Current assets:
Cash and cash equivalents	$41,921	$42,290
Short-term investments available-for-sale, at market value	223,450	44,815
Accounts receivable, net of allowance for doubtful accounts of $4,843 and $4,703 at June 30, 2005 and December 31, 2004, respectively	130,631	144,025
Inventories	176,324	197,304
Deferred income tax assets	79,250	57,883
Assets held for sale	—	49,120
Prepaid and other current assets	45,126	23,502

Total current assets	696,702	558,939

Long-term investments available-for-sale, at market value	80,025	122,962
Property, plant and equipment, net	283,660	284,105
Goodwill	7,665	7,665
Other intangible assets, net	7,976	7,106
Other assets	11,437	8,936

Total assets	$1,087,465	$989,713

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$106,727	$105,715
Accrued expenses and other liabilities	91,746	136,169
Liabilities held for sale	—	3,489

Total current liabilities	198,473	245,373

Deferred income tax liabilities	35,993	34,605
Deferred revenue	104,672	10,974

Total liabilities	339,138	290,952

Commitments and contingencies
Stockholders’ equity:
Convertible preferred stock; $0.001 par value, 1,000,000 shares authorized; none issued and outstanding	—	—
Common stock; $0.001 par value, 200,000,000 shares authorized; 73,266,600 and 72,924,400 shares issued and outstanding at June 30, 2005 and December 31, 2004, respectively	73	73
Additional paid-in capital	524,497	507,934
Restricted stock units, net	(16,713)	(6,471)
Retained earnings	241,209	197,874
Accumulated other comprehensive loss, net of income taxes	(739)	(649)

Total stockholders’ equity	748,327	698,761

Total liabilities and stockholders’ equity	$1,087,465	$989,713

Andrx Corporation and Subsidiaries
Unaudited Condensed Consolidated Statements of Cash Flows
(in thousands)

	Six Months Ended
	June 30,
	2005	2004
Cash flows from operating activities:
Net income	$43,335	$33,106
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	17,429	16,210
Provision for (recoveries of) allowance for doubtful accounts receivable	995	(109)
Non-cash impairment charges	26,865	18,035
Amortization of restricted stock units, net	1,360	682
Accretion of deferred revenue	(1,302)	(52)
Equity in earnings of joint ventures	(1,739)	(2,267)
Deferred income tax (benefit) provision	(20,264)	7,249
Change in accrual for tax contingencies	(32,344)	13,041
Income tax benefit on exercises of stock options and restricted stock units	1,162	1,808
Changes in operating assets and liabilities:
Accounts receivable	12,399	(21,700)
Inventories	35,561	(11,358)
Prepaid and other assets	(16,925)	5,907
Income tax (payments) refunds	(5,979)	639
Accounts payable, accrued expenses and other liabilities	(6,867)	(1,533)
Deferred revenue	10,000	—

Net cash provided by operating activities	63,686	59,658

Cash flows from investing activities:
Purchases of investments available-for-sale	(342,776)	(225,311)
Maturities and sales of investments available-for-sale	206,935	182,012
Purchases of property, plant and equipment, net	(13,049)	(49,512)
Proceeds from the sale and licensing of certain assets and rights	73,333	—
Distributions from joint ventures	3,629	2,533
Refund of product rights	10,000	—
Prepayment/payment for product rights	(4,500)	(5,000)

Net cash used in investing activities	(66,428)	(95,278)

Cash flows from financing activities:
Proceeds from issuances of common stock in connection with exercises of stock options	3,260	4,753
Proceeds from issuances of common stock in connection with the employee stock purchase plan	643	818
Principal payments on capital lease obligations	(1,530)	(446)

Net cash provided by financing activities	2,373	5,125

Net decrease in cash and cash equivalents	(369)	(30,495)
Cash and cash equivalents, beginning of period	42,290	67,498

Cash and cash equivalents, end of period	$41,921	$37,003

Supplemental disclosure of non-cash investing and financing activities:
Issuance of restricted stock units, net	$(11,602)	$(1,811)

Acquisition of CTEX Pharmaceuticals, Inc., adjustment	$—	$(518)

In the June 30, 2005 Unaudited Condensed Consolidated Balance Sheet, we recorded $11,667 of other current assets and deferred revenues as a result of meeting certain supply requirements related to the First Horizon transaction related to our Altoprev brand pharmaceutical product.